Exhibit 10.19

SEARS HOLDINGS CORP.
3333 BEVERLY ROAD
HOFFMAN ESTATES, IL 60179

March 3, 2005

Peter Whitsett
[address omitted]

Dear Peter,

        This letter will confirm our offer of employment as SVP/GMM, reporting to me. Your new position and compensation will be effective as of the date of the close of the proposed Kmart / Sears merger, subject to approval by the Compensation Committee of the Sears Holdings Corporation Board of Directors.

Your Sears Holdings Corporation Compensation

        Your Sears Holdings Corporation compensation package will consist of the following:

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  Annual base salary of $400,000, with increases based upon performance.

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  Participation in the Sears Holdings Corporation Annual Incentive Plan. Your annual incentive opportunity at target equals 75% of base salary, or $300,000 on an annualized basis. The detailed performance goals of your annual incentive plan will be determined following the close of the proposed Kmart / Sears merger. The annual incentive for each plan year will be payable by April 15 of the following year, provided that you are actively employed at the payment date.

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  Participation in the Sears Holdings Corporation Long Term Incentive Plan (SHC LTIP). Your target award for the 2005 through 2007 plan cycle is $2,250,000. This award is payable at the end of the plan cycle; the actual amount of the award you receive will depend on Sears Holdings Corporation Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The detailed EBITDA goals will be determined following the close of the proposed Kmart / Sears merger. Additional details of the plan are included in the attached plan summary.

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  You will participate in all employee benefit programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

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  You will be asked to sign an Executive Severance / Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement as a condition of your employment. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive one year of pay continuation, equal to your base salary and target bonus at the time of termination. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any "Competitor" (as defined in the agreement) for one year following termination of employment.

Your Current Kmart Compensation

        Upon the close of the proposed Kmart/Sears merger, the following will occur.

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  Your current eligibility for an annual executive physical will expire on June 30, 2005 and will not be replaced.

        I'm pleased to have you as part of the new Sears Holdings Corporation team.

Sincerely,

/s/ AYLWIN B. LEWIS Aylwin B. Lewis	3/3/05 Date
Accepted	/s/ PETER WHITSETT Peter Whitsett	3/3/05 Date

cc: Personnel file